UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2008

GOLDEN STAR RESOURCES LTD.

(Exact name of registrant as specified in its charter)

CANADA	1-12284	98-0101955
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10901 West Toller Drive Suite 300 Littleton, Colorado	80127-6312
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 830-9000

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c) Effective April 2, 2008, Douglass Scott Barr, age 58, was appointed Executive Vice President and Chief Operating Officer of Golden Star Resources Ltd. (the “Company”). Mr. Barr has over 30 years of international business experience in the natural resources industries. Prior to joining the Company, Mr. Barr was employed for 13 years by Newmont Mining Corporation where he served in a number of key roles including, most recently, as Vice President, Technical, Strategy and Development from August 2004 through March 2008, in which he was involved in the corporation’s mergers & acquisitions process, exploration business development, operational planning and reviews, and served as senior corporate consultant on capital projects and technical services, and as Vice President, Chief Technical Officer from January 2001 to August 2004, in which he was responsible for operations review and planning and project development in all mining and processing related areas on a global basis. Mr. Barr led or participated in projects and operations in Indonesia, South America, Australia, Uzbekistan, Ghana and North America. Prior to joining Newmont Mining Corporation, Mr. Barr worked at other mining companies in a number of executive, managerial, and engineering roles, and has 16 years of experience in refractory gold operations in Nevada, as well as development and operations experience in base metals and non-metallics.

The Company, through its wholly owned subsidiary, Golden Star Management Services Company, entered into an employment agreement (the “Agreement”) with Mr. Barr as of April 2, 2008. The Agreement provides for employment for one-year terms with automatic renewal for successive one-year periods and an annual base salary of US$350,000, as may be increased from time to time during the term of the Agreement. Mr. Barr is entitled to participate in the Company’s Second Amended and Restated 1997 Stock Option Plan (the “Option Plan”), the Executive Management Performance Bonus Plan, and in benefit and deferred compensation plans generally available to executive officers of the Company from time to time.

Pursuant to the Agreement, Mr. Barr shall receive a starting bonus of US$50,000. On April 2, 2008, Mr. Barr was granted 250,000 options under the Option Plan, of which 25% are vested and the remaining 75% will vest in three equal installments of 25% on the anniversary dates of the grant during the next three years of employment. The options are exercisable at Cdn$3.38 per share (US$3.44), which was the closing price of the Company’s common shares on the Toronto Stock Exchange on the day immediately preceding the grant date as provided by the terms of the Option Plan.

Mr. Barr is entitled to payments upon certain termination of employment events as described in the Agreement. Mr. Barr is entitled to a lump sum payment upon a termination of employment by the Company without cause or upon a termination by Mr. Barr in the event of a material breach of the Agreement by the Company, subject to limitation in certain circumstances, in the amount of Mr. Barr’s accrued compensation plus an amount equal to 1.0 times the sum of (a) Mr. Barr’s then current base salary, (b) the average of the target bonus for Mr. Barr for the current calendar year and the bonus paid to Mr. Barr for the previous year, (c) the amount of Company contributions to Mr. Barr’s 401(k) account for the most recent plan year before the termination date, and (d) the amount paid by the Company for welfare benefits, excluding payments for coverage under the Company’s group health plan, on behalf of Mr. Barr for the most recent year. Additionally, in connection with the above termination events or upon Mr. Barr’s “early retirement”, the Company shall pay certain COBRA benefits to Mr. Barr, as further described in the Agreement.

Mr. Barr is also entitled to a lump sum payment in the event of a termination upon a “change in control” as defined in the Agreement, subject to limitation in certain circumstances, in the amount of his accrued compensation plus an amount equal to (i) two times the sum of (a) Mr. Barr’s base salary for the calendar year in which the termination became effective, (b) the average of the target bonus for Mr. Barr for the current calendar year and the bonus paid to Mr. Barr for the previous year, (c) the amount of Company contributions to Mr. Barr’s 401(k) account for the most recent plan year before the termination date, and (d) the amount paid by the Company for welfare benefits on behalf of Mr. Barr for the most recent year, plus (ii) a pro rata portion of Mr. Barr’s target bonus for the current calendar year, and plus (iii) an amount equal to two times the product of (a) the number of months from the date when Mr. Barr’s maximum COBRA coverage period will end until the month following the month in which Mr. Barr attains age sixty-five and (b) the monthly premium for the specified insurance coverage for Mr. Barr.

The foregoing summary of the material terms of the Agreement is by its nature incomplete. For further information regarding the terms and conditions of the Agreement, please refer to the Agreement which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed as part of this report:

EXHIBIT NO.	DESCRIPTION

10.1	Employment Agreement by and between Golden Star Management Services Company and D. Scott Barr, dated as of April 2, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2008

Golden Star Resources Ltd.

By:	/s/ Roger Palmer
Roger Palmer
Interim Chief Financial Officer and Vice President Finance

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1	Employment Agreement by and between Golden Star Management Services Company and D. Scott Barr, dated as of April 2, 2008.